Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President - Finance

(314) 621-0699

Final For Release

Investor Contact:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS 3.4% COMPARABLE STORE SALES INCREASE IN DECEMBER 2008

Announces Participation in Investor Conferences

ST. LOUIS, Mo., January 8, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 240 stores open, reported December 2008 sales.

For December, the five-week period ended January 3, 2009, comparable store sales (sales for stores open at least one year or more) increased 3.4%, compared to a decrease of 7.4% for the five-week period ended January 5, 2008. Net sales for the five-week December 2008 period increased to $27.4 million, compared to $27.1 million in the same period last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented: “We were pleased to report a 3.4% increase in December comparable store sales during the height of a very challenging holiday season. During the month, our assortments resonated well across our footwear categories. As we look ahead, we anticipate our positive comparable store sales trends to continue, especially given favorable early spring receipt trends.”

The Company also announced that it will be presenting at the Cowen & Company and ICR XChange investor conferences during January 2009. The Cowen & Company 7th Annual Consumer Conference presentation is scheduled for Tuesday, January 13, 2009 at 9:00 am Eastern Time at The Westin New York at Times Square. The 11th Annual ICR XChange Conference presentation is scheduled for Thursday, January 15, 2009 at 1:20 pm Eastern Time at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. Peter Edison, Chairman and Chief Executive Officer, will host the presentations.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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